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Exhibit 5.1

February 13, 2013

Board of Directors
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622

Re:  Sale of Common Stock registered pursuant to
Registration Statement on Form S-3 (File No. 333-174786)

Ladies and Gentlemen:

In our capacity as counsel to Discovery Laboratories, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement to be filed pursuant to Rule 424(b) under the Act, dated as of February 13, 2013 (the “Prospectus Supplement”), under which $25,000,000 of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) have been registered, to be sold from time to time by the Company pursuant to an at-the-market offering.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein, (iv) the Prospectus Supplement (such prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

Discovery Laboratories, Inc. February 13, 2013 Page 2

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR Denton US LLP

SNR DENTON US LLP